UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2016

BIOSTAGE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35853	45-5210462
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

84 October Hill Road, Suite 11, Holliston, MA	01746
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:   (774) 233-7300

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 22, 2016, Biostage, Inc. (the “Company”) issued a press release announcing that on November 18, 2016 it received a written notification (the “Notice Letter”) from The NASDAQ Stock Market LLC (“NASDAQ”) indicating that the Company is not in compliance with NASDAQ Listing Rule 5550(a)(2), as the Company’s closing bid price for its common stock was below the $1.00 per share requirement for the last 30 consecutive business days. This notice has no immediate effect on the Company’s Nasdaq listing or the trading of its common stock. The full text of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

The Notice Letter states that the Company will have 180 calendar days, until May 17, 2017 (the “Initial Compliance Period”), to regain compliance with the minimum bid price requirement. In accordance with NASDAQ Listing Rule 5810(c)(3)(A), the Company can regain compliance if the closing bid price of its common stock is at least $1.00 for a minimum of 10 consecutive business days.

If the Company does not achieve compliance with the minimum bid price requirement by the end of the Initial Compliance Period, it may be granted a second 180 day compliance period, as long as (a) on the last day of the Initial Compliance Period the Company is in compliance with the market value requirement for continued listing as well as all other listing standards, except for the minimum bid price requirement, and (b) the Company provides written notice of its intention to cure the deficiency during the second compliance period.

If the Company were not to regain compliance within the allotted compliance period(s), including any extensions that may be granted by NASDAQ, NASDAQ would then provide notice that the Company’s common stock would be subject to delisting. The Company intends to monitor the closing bid price of its common stock between now and May 17, 2017 and will consider available options to resolve the Company’s noncompliance with the minimum bid price requirement as may be necessary.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Title
99.1	Press Release issued by Biostage, Inc. on November 22, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIOSTAGE, INC.
(Registrant)

November 22, 2016	/s/ Thomas McNaughton
(Date)	Thomas McNaughton Chief Financial Officer

INDEX TO EXHIBITS

Exhibit Number	Description of Exhibit
99.1	Press Release issued by Biostage, Inc. on November 22, 2016